4th Quarter 2006 EARNINGS CONFERENCE CALL
Eric W. Schrier
August 2, 2006

Thanks, Rich, and good morning.

I’m going to give you an overview of the past fiscal year and our outlook for 07, and Mike Geltzeiler will review the financial results for the fourth quarter and the year. Then we’re going to hear from Tom Gardner with an update on Books Are Fun.

I realize that this fiscal year is disappointing to you and hard to sort out. We were certainly not thrilled with it either. Our fiscal year results included numerous charges, an operating loss at Consumer Business Services, and a significant negative delta in cash flow versus last year.

We also did quite a few things right during the year. Even with the significant CBS shortfall, we still had higher revenues overall, fx neutral, for the first time in 5 years, and operating profits, excluding the charges, were roughly flat with last year.

But these results were below the expectations we outlined one year ago. As I’ve said before, for this company to reestablish its credibility and a consistent growth trajectory, it must reverse its recent history of having one of its divisions or units dramatically miss forecast every year. RD North America and RD International had very solid years in 06, but CBS was down enough to offset the terrific progress we are making elsewhere in the company.

That said, management now believes we are primed to break this chronic cycle and deliver very strong results on revenue and profit growth in 07. In a few minutes, I’ll give you more on these projections and some of the very encouraging news behind them. But first let’s get into the significant challenges we are facing and what we’re doing about them, starting with cash flow.

Free cash flow for the year was $32 million, well below both last year and where we expected it to be. The reduction was caused by a variety of factors, many relating to increased working capital. These included expenses for newly launched businesses and acquisitions, sales-rep retention programs, and timing issues for magazine and book mailings. Mike will give you a more detailed explanation, but for now let me make it clear that we do not see what happened this year to be the beginning of a negative trend. In fact, we see cash flow next year comfortably returning to a healthy range of $120 to $140 million dollars.

Now on to QSP. This unit’s positive performance was masked by the move we made at the end of the year to strengthen the business. This action had a negative impact on the P&L.

QSP is well into its turnaround and achieved profit growth for the first time in three years, largely because of cost reductions. In the fourth quarter, we took a $6 million charge associated with the World’s Finest Chocolate contract—essentially it was a penalty for a strategic reduction in the amount of chocolate we needed to buy and sell going forward. This will definitely help the division achieve better results in the coming years.

And finally, Books Are Fun. As you know, we’ve been in a full court press to turn around this business and restore its profitability under our previously described and comprehensive five-part turn-around program. The short-term impact of this plan did contribute to BAF’s lower results. To be clear, revenues and profits were already down because of weaker operating results. But we also invested in holding and recruiting sales reps. We closed unproductive lines of business to focus on the most important and successful venues. And we took a $7 million fourth-quarter charge to reduce inventory and position some of it to be sold through other channels.

Most importantly, we took steps to improve our competitive position, and Tom Gardner will tell you how. Selling books and gifts via display marketing still makes a lot of sense. It’s convenient for the consumer; the demand for high quality, low-cost products is strong; and the market is still under penetrated. But the competitive landscape has altered the economics of this business and created negative pressure on margins. Now we expect to reverse those margin trends in FY 07 on our way back to double digits.

No question Books Are Fun and QSP have gone through a difficult stretch as they’ve dealt with increased competition…sales force defections… and higher costs. During the past three years, profits from the CBS segment declined by roughly $80 million dollars. We have now addressed the challenges at these two units head on. And we believe that both businesses represent significant growth opportunities for the company as we move into fiscal 07 and 08.

Fortunately, the retrenchment at CBS has been balanced by strong revenue and profit improvement at RD North America and RD International, our two largest divisions. But we need all three segments to be growing simultaneously to finally unlock the potential that we see in this company.

In many ways, the charges we took in the fourth quarter and the investments we’ve made in the business reflect our determination to confront our remaining issues and clear the decks for Fiscal 2007.

So here are some of the reasons we’re optimistic about our future. And it starts with the fact that in FY 06, the active customer base for the entire company grew for the first time in many years. This is an encouraging sign for sure, perhaps the most important predictor of future performance that we have in our business.

Upon this foundation, we have also launched a half dozen new initiatives across the company that will clearly drive our growth over the next few years.

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In FY 06, we completed the acquisition of Allrecipes.com, the world’s leading website for home cooks. It is the perfect Web complement to our leading print food and cooking enterprises. We are now well into the work of integrating this property with the rest of our existing food businesses and everything is on track to take full advantage of the opportunities we outlined when we acquired this property.

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In FY 06, we launched Taste of Home Entertaining, which is off to a tremendous start coast to coast. We are more confident every week that this party plan business is going to become very big for us. All of the metrics, like events per month and sales per event, continue to perform ahead of expectations. And we continue to track well ahead of plan in recruiting new sales consultants.

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In FY 06, we launched book businesses in six new international markets and have begun testing for the next wave in several others. In all, we have introduced 10 new markets over the past couple of years. These markets contributed close to $30 million in revenues this year, at healthy margins. And we still expect them to double in size in Fiscal 2007.

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In FY 06, we continued our highly successful streak of new magazine launches. Of course Every Day with Rachael Ray is a stunning early success, with two rate-base increases in its first year alone. It continues to outperform even our own lofty advertising and circulation expectations. The magazine will be moving to nine issues next year, and I expect it to pass the one million circulation mark early in calendar 2007.

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In FY06, we also launched Daheim in Deutschland, a Reiman-inspired, Our Canada-type of magazine in Germany, as well as brand new editions of Reader’s Digest magazine in Romania, Croatia and Slovenia. We now have 50 distinct editions of the flagship around the world, reaching 80 million people and published in 21 languages.

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And, in FY 06, we continued to launch and roll out global publishing winners, including Extraordinary Uses for Ordinary Things and English in 20 Minutes a Day. Those two products alone in FY 06 accounted for $19 million of revenue, selling across 20 countries.

Looking ahead over the next two years, we are committed to delivering sustainable top- and bottom-line growth by diversifying our core business, deepening our customer relationships, and leveraging our global scale.

In Fiscal 2007, we expect to grow both revenues and profits, principally driven by:

1.	Accelerating growth from the newly launched initiatives described above.

2.	Further strengthening our established businesses in RD North America and RD International, first and foremost by driving customer growth supported by a very strong publishing program.

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Dramatically improving the bottom line at CBS by revenue-led growth and continued cost vigilance at QSP and returning Books Are Fun to profitability by expanding its leading position in the display marketing business, improving operating profit margins, and positioning this unit for long-term revenue growth.

And 4., expanding RDA’s Internet presence by integrating our existing food and recipe businesses with Allrecipes.com, and leveraging our other digital assets, such as rd.com and rachaelraymag.com, much more aggressively.

For the full-year Fiscal 2007, here is what we are projecting:

•	Total company revenues to grow mid-single digits. This growth reflects anticipated mid-single digit increases at RD North America and RD International and a rebound at CBS.

•	Total company operating profits to grow in the low double digits, reflecting high single digit profit growth at RD North America and RD International, and significantly improved profits at CBS.

•	Earnings per share to improve to a range of 88 cents to 98 cents per share.

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And free cash flow to return to the $120 million to $140 million range. We intend to continue to use our cash primarily to complete the company’s $100 million share repurchase program, and to pay down debt.

We expect year-over-year revenues to improve in each of the four quarters, and operating profits to grow in each quarter except the first, when operating losses will increase significantly because of higher investment spending and a shift in the timing of customer acquisition marketing activities.

If all three of our segments grow revenue and profits as expected, it will indicate that we’re finally on our way. And we believe that the positive momentum generated in FY 07 will continue into FY 08 with mid-single-digit revenue growth, and high single- to low-double-digit EPS growth and strong free cash flows.

The truth is, we look forward to finally shaking the misses of the past and delivering on our bright future. We are privileged to employ some of the most talented and dedicated individuals in the publishing industry, and they remain extremely loyal to this company and energized by its prospects. The books, magazines and other products that bring us success spring from their hearts and minds and are sold with incredible passion. They are the reason we will ultimately succeed.

Now I understand that words at the beginning of a year ultimately mean nothing without the numbers to back them up at the end of the year. We have a solid, achievable plan in front of us and a renewed focus and commitment to delivering what we’ve promised. Which is why one year from now, I fully intend to be presenting much clearer, cleaner, and upbeat results to you.

Now I would like to turn things over to my colleague Mike Geltzeiler, who will take us through the financials.